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                                                                Exhibit 23.1

                       Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus filed by TRW Inc. pursuant to Rule 462(b) under the Securities Act of 1933 of our report dated January 20, 1997 with respect to the consolidated financial statements of TRW Inc. included in the Annual Report on Form 10-K for the year ended December 31, 1996 for the registration of $80 million of debt securities.


                                                /s/ Ernst & Young LLP

January 8, 1998
Cleveland, Ohio